Exhibit 99.2

Q4 2019 Conference call – Friday, February 7, 2020

Katie:

Thank you and good morning.  Joining me today are Stephen Lebovitz, CEO and Farzana Khaleel, Executive Vice President and CFO.

This conference call contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties.  Future events and actual results, financial and otherwise, may differ materially.  We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.

A reconciliation of supplemental non-GAAP financial measures to the comparable GAAP financial measures was included in yesterday’s earnings release and supplemental that will be furnished on Form 8-K and is available in the invest section of the website at cblproperties.com.

This call is being limited to one hour.  In order to provide time for everyone to ask questions, we ask that each speaker limit their questions to two and then return to the queue to ask additional questions.  If you have questions that were not answered during today’s call, please reach out to me following the conclusion.

I will now turn it over to Stephen.

Stephen:

Thank you, Katie and good morning everyone.

The mall business is in transition and we are responding by making the changes necessary to our portfolio.  While we wish progress could be reflected more immediately in our results, we are confident in our strategy.

This time last year we had over 40 anchor closures.  Today we have more than two-thirds of that space replaced with dynamic new traffic-driving users.  Most of these users are not traditional retail names.  They include educational uses, fitness centers, casinos, new-to-market entertainment, fast casual and sit-down restaurants and in-demand value retail. Many of these projects include mixed-uses such as hotels, multi-family, medical, office and storage. The creativity of the CBL team is impressive and while the job is far from done, we have made tremendous progress over the last year.  I expect that 2020 will be just as productive and will move us further toward accomplishing our goals.

As our results for 2019 and guidance for 2020 indicate, we are facing ongoing challenges as retailers struggle to succeed in an increasingly competitive and fast-changing industry. Despite these challenges, we ended 2019 with financial results at the high-end of our guidance range including same-center NOI declining 6.5% and adjusted FFO of $1.36 per share.  Revenues and occupancy were significantly impacted by retailer bankruptcies and store closings, including the liquidation or reorganization of several major retailers.  Our 2020 guidance range incorporates the carryover from 2019 as well as our expectation of additional retailer fall-out in 2020.

In January, Macy’s announced one closure in our portfolio at our property at Hanes Mall in Winston-Salem, NC.  We have been working on plans and expect to be able to make an announcement for a replacement in the coming months.  Earlier this week, Macy’s announced its new strategic three-year plan, including a targeted store closure program.  Our understanding is that the definitive closure list will be finalized over time.  Within the CBL portfolio, we expect an additional 6-7 store closures to occur over the next three years.  We do not anticipate any of these closures to occur in 2020.  While this announcement is certainly a setback, the extended timetable provides us with runway to line-up replacements.

As a result of our redevelopment efforts, we are diversifying our revenue stream and working to stabilize income. Since the BonTon and Sears bankruptcies in 2018, we have opened 15 new tenants in former anchor locations, adding more productive uses.  And we have another dozen committed replacements either under construction or with planning underway. We are proactively reducing our exposure to apparel retailers with more than 76% of 2019 new mall leasing completed with non-apparel tenants. We are currently under construction, have agreements executed or are in active negotiation on two multi-family projects, 14 entertainment operations, including two casinos, nine hotels, 28 restaurants, eight fitness centers, nine medical uses, three self-storage facilities and several other non-retail uses.

We are minimizing required capital investment while effecting transformative redevelopments.  We’re utilizing ground leases, joint ventures and other creative structures.  These structures have allowed us to add mixed-uses like the hotel and convention center at Brookfield Square in Milwaukee, multi-family housing to our open-air center The Pavilion at Port Orange in Daytona Beach; storage facilities at three properties on outparcel land and a hotel at Hamilton Place in Chattanooga.  And we have a pipeline of additional projects that are in various stages of commitment and permitting.

We have also taken difficult yet important steps to maintain portfolio cash flow by suspending our common and preferred dividends.   Our portfolio provides us with sufficient cash flow to fund capex, principal amortization as well as our redevelopment and leasing programs.

We also supplement our cash flow with select dispositions.  In 2019, we completed the sale of a partial interest in two of our outlet centers to our existing partner, with the second closing during the fourth quarter.  This transaction generated $18 million in equity and reduced our share of debt by $30 million, all while maintaining a 50% ownership interest in strong assets.

Our next major project opening is the redevelopment of the former Sears at Hamilton Place here in Chattanooga.  Dave & Buster’s and Dick’s Sporting Goods, are opening this March, joining Cheesecake Factory, which opened in December 2018.  The Aloft hotel and self-storage project are under construction as well.  We recently announced that Malone’s Steak & Seafood will join the project on an outparcel pad and additional uses will be announced in the near future.

This project is a prime example of the strategy that we are implementing at our centers.  Retail is changing and as a result, our shopping centers are evolving into what we call suburban town centers.  Traditional apparel is being rightsized and enhanced by the new users I mentioned earlier.  Even with these changes, 85% of retail sales still occur in stores and on-line retailers recognize the value of bricks and mortar facilities.  The strategy we are following at our properties positions them for ongoing success in their markets.  We are confident that these steps and others we are taking now will yield positive results in the future.

I will now turn the call over to Katie to discuss our operating results and investment activity.

Katie:

Thank you, Stephen.

During 2019, the CBL leasing team, in spite of the difficult environment, completed nearly 3.9 million-square-feet of total leasing activity, including 1.4 million-square-feet of new leases and 2.5 million-square-feet of renewals.  On a comparable same-space basis for the year, we signed approximately 2.1 million-square-feet of new and renewal leases at an average gross rent decline of 8%.  Spreads on new leases for stabilized malls increased 9% and renewal leases were signed at an average of 11.5% lower than the expiring rent.

Same-center mall occupancy improved 110-basis points sequentially to 89.8%, however occupancy continues to be impacted by bankruptcy related closures, which is evident in the 210-bps decline compared to the prior-year period.  Portfolio occupancy declined 190 basis points year-over-year to 91.2%.  Bankruptcy-related store closures reduced year-end mall occupancy by approximately 400 basis points or 700,000-square feet, including closures from Payless, Gymboree, Charming Charlie, Charlotte Russe and Destination Maternity.  In January, the majority of Regis and Mastercuts stores that were controlled by The Beautiful Group closed.  In the CBL portfolio 25 locations, representing approximately 35,000-square feet and $1.5 million in gross rent, were impacted.

For the fourth quarter mall sales increased 3%, bringing the trailing 12-month sales to $387 per square foot compared with $379 for the prior year.  Categories that performed well during the holiday season included fast casual dining, electronics, children’s and family shoes and sporting goods.

Sales growth resulted in several positive shifts for the tiering of the malls in our portfolio.  Parkway Place, St. Clair Square, Old Hickory and Imperial Valley all moved into Tier One due to their strong sales growth.  Laurel Park Place and Northgate moved to Tier Three.  At Laurel Park, which is a two-anchor mall, we just opened Dunham’s Sports in the former Carson’s box, which will drive new traffic to the center.

We are making great progress with our anchor replacement program.  You can find a complete schedule of projects underway in the supplemental, but I’ll touch on a few recent updates.

At Mall del Norte in Laredo, TX, we downsized Forever 21 and are opening entertainment user, Main Event, this month.

Stephen described the status of our largest redevelopment of the year, the Sears redevelopment at Hamilton Place here in Chattanooga.  The project includes Dave & Busters, Aloft Hotel and Dick’s Sporting Goods plus the recently announced Malone’s Steak & Seafood.

We are also developing a joint venture self-storage facility on a parcel outside the ring road at Hamilton Place.  This project is a similar structure to our previous storage projects in that we contributed the land as our equity.  The opening is expected later this year.

Tilt is under construction and will open soon at CherryVale Mall in Rockford, IL in the former Sears location.

We started construction on an office building at our open-air center, Pearland Town Center, in Houston, TX.  The 48,000-square-foot building will be fully leased to HCA Healthcare and will provide additional daytime traffic to the center.

At Coastal Grand in Myrtle Beach, a 50/50 joint venture, we started construction on an expanded Dick’s Sporting Goods/Golf Galaxy combo store.  Entertainment operator, Flip N’ Fly, will locate in the space that Dick’s currently occupies.

At Cross Creek Mall in Fayetteville, NC, we are under construction on the former Sears location to add Dave & Buster’s.    We’ll also announce additional restaurants and other users joining the redevelopment as details are finalized.

We have recently opened several anchor replacements projects.

At our 50/50 joint venture property, Kentucky Oaks in Paducah, KY, Burlington and Ross opened in the Seritage-owned Sears.  HomeGoods also opened in mid-October to replace a portion of the Elder-Beerman store.  Additional value retailers are under negotiation.

As I mentioned earlier at Laurel Park Place in Livonia, MI, Dunham’s Sports opened in the Carson’s box in November.

Ross Dress for Less replaced Herberger’s at Dakota Square in Minot, ND.  We are currently under negotiations with another value retailer to take the remaining space.

At Frontier Mall in Cheyenne, WY, Jax Outdoor Gear purchased and opened in the former Sears location.

At Stroud Mall, the new Shoprite supermarket, which opened in October, replaced the former Bon Ton, is exceeding sales projections.  We opened a Furniture Outlet store in the former Sears in January.

We have strong demand for our remaining vacant anchor locations with several others under negotiation, out for signature or with active interest.  We will make additional announcements as plans progress.

I will now turn the call over to Farzana to discuss our financial results.

Farzana:

Thank you, Katie.

We are executing on our key financial goals of maximizing free cash flow, supplementing our liquidity with other sources such as dispositions, extending our maturity schedule and reducing leverage.

Our total pro rata share of debt at the end of 2019 was $4.25 billion.  We have reduced our debt levels by $40 million sequentially and $409 million from December 2018.  The year-over-year reduction was primarily due to dispositions and amortization.  At the end of the year, we had $374 million available to draw on our line of credit.

During the fourth quarter we retired a $12 million loan secured by The Terrace, an associated center in Chattanooga.  Yesterday, we retired the loans secured by Parkway Place in Huntsville, AL, and by Valley View in Roanoke, VA, which had an aggregate loan balance of $84 million.  All three properties have stable income with debt yields above 25% at payoff and were scheduled to mature in 2020.  These three properties were added to the unencumbered pool.

Greenbrier Mall and Hickory Point both matured in December 2019 and are currently in default. For Greenbrier, we are pursuing an additional restructure and will announce the terms once complete.  We anticipate completing a foreclosure or deed-in-lieu for the loan secured by Hickory Point this year.

We closed on a new $4.7 million, 4- year loan secured by the second phase of our Atlanta outlet center, replacing the $4.5 million maturing loan.

We have three property maturities in 2020 including a $65 million non-recourse loan secured by Burnsville Center.  We are in the process of working with the existing lender on a potential extension and restructure.  We expect to refinance the remaining two loans aggregating $19.5 million.

We have several secured mortgages that mature in 2021 as well and have already begun working on refinancing opportunities.

We ended the year with financial results at the higher end of our guidance range.  Fourth quarter adjusted FFO per share was $0.37, representing a decline of $0.08 per share compared with $0.45 per share for the fourth quarter 2018.  Factors that contributed to the variance included lower property level NOI of $0.06 per share and $0.02 per share of dilution from asset sales.

Full year adjusted FFO was $1.36 per share compared with $1.73 for 2018.  FFO for the year was impacted by $0.20 per share lower property-level NOI, $0.04 per share lower gain on the sale of outparcels and $0.06 per share in dilution from asset sales.

Fourth quarter same-center NOI decreased 9.1% due to the full impact of bankruptcies and store closures and same center NOI for the year declined 6.5%.

During the quarter we recognized an $37.4 million impairment on Park Plaza Mall in Little Rock, AR.  The mall is encumbered by a $78 million loan due in April 2021.

The mall has been impacted by a number of factors including several tenant bankruptcies and as a result the net operating income declined.  We have been in discussions with the lender and anticipate restructuring the loan to allow for cash flow to fund future leasing efforts and improve revenue.  However, the current NOI decline coupled with the near-term loan maturity resulted in a required impairment.

Based on our expectations for the rest of the year, we are providing adjusted FFO guidance for full-year 2020 in the range of $1.03 – $1.13 per share, which assumes a same-center NOI decline in the range of (9.5)% – (8.0)%.  We have incorporated into our budgets all known activity, including the recent Regis and Mastercuts closures.  Our guidance range incorporates a reserve to account for unbudgeted revenue decline related to unanticipated additional store closures or retailer bankruptcies.  The reserve for 2020 is a range of $8 - $18 million.

I’ll now turn the call over to Stephen for concluding remarks.

Stephen:

Thank you, Farzana.

We are fully focused on our major goals of stabilizing revenue, redeveloping our properties and improving our balance sheet.  We are actively transforming our centers, generating new revenue streams and seeking out partnerships that supplement our capital sources and broaden our asset base.   We are confident in our strategy and our properties and while we wish results were more immediate, we expect to see our leasing, operational and redevelopment efforts benefit our portfolio in the near-term future.

Thank you for your time today.  We will now open the call to questions.